Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Forest Merger Corporation of our report dated January 14, 2003 relating to the financial statement of Forest Merger Corporation which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland
January 15, 2003